FOR IMMEDIATE RELEASE

Alpha Announces Third Quarter 2024 Preliminary Sales Volumes and Realizations

BRISTOL, Tenn., October 15, 2024 – Alpha Metallurgical Resources, Inc. (NYSE: AMR) (“Alpha” or the “Company”), a leading U.S. supplier of metallurgical products for the steel industry, today announced preliminary sales volumes and realizations for the third quarter of 2024.

“Our preliminary third quarter results reflect the market softness of the last few months, with revenues and shipment volumes both lower than in first or second quarter,” said Andy Eidson, Alpha’s chief executive officer. "With a significant slowdown in spot activity during the quarter, we continued to fulfill our existing contracts, which resulted in 4.1 million tons shipped in Q3, and we believe we will end the year toward the higher end of our previously issued shipment guidance range. While the coal market indexes remain soft, we continue focusing on the controllable aspects of our business, including cost of coal sales, which we believe will end the year within the existing guidance range despite experiencing some additional adversity due to weather and mining conditions in the back half of the year. We look forward to providing additional information on the third quarter when we announce our definitive results on November 1st, at which time we will also share our thoughts about 2025.”

Preliminary Financial Performance

Coal Revenues

(millions)
Three months ended
Sept. 30, 2024
Met Segment	$669.8
Met Segment (excl. freight & handling)(1)	$550.7

Tons Sold	(millions)
Three months ended
Sept. 30, 2024
Met Segment	4.1

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1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

(per ton)
Three months ended
Sept. 30, 2024
Met Segment	$132.76
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1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Third quarter net realized pricing for the Met segment was $132.76 per ton.

The table below provides a breakdown of our Met segment coal sold in the third quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Sept. 30, 2024
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.9	$241.0	$129.31	48%
Domestic	0.9	$145.9	$160.35	23%
Export - Australian Indexed	1.1	$144.8	$128.61	29%
Total Met Coal Revenues	3.9	$531.8	$136.35	100%
Thermal Coal Revenues	0.2	$18.9	$76.33
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.1	$550.7	$132.76

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1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Liquidity and Capital Resources

As of September 30, 2024, the company had total liquidity of $507.0 million, including cash and cash equivalents of $484.6 million and $97.5 million of unused availability under the ABL, partially offset by a minimum required liquidity of $75.0 million as required by the ABL. Total liquidity increased by $150.3 million relative to the second quarter largely driven by working capital movement resulting from lower accounts receivable and inventory balances. As of September 30, 2024, the company had no borrowings and $57.5 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of September 30, 2024, was $6.7 million.

2024 Guidance Adjustments

Alpha is increasing its net cash interest income guidance range to $10 million to $14 million, up from the prior range of $2 million to $8 million. The company expects depreciation, depletion and amortization of $160 million to $180 million for the full year, up from the prior range of $140 million to $160 million. Contributions to equity affiliates are expected to be between $32 million and $42 million, down from the prior range of $40 million to $50 million. Alpha is lowering its 2024 tax rate guidance to 5% to 10%, down from the prior range of 10% to 15%.

	2024 Guidance
in millions of tons	Low	High
Metallurgical	15.5	16.5
Thermal	0.9	1.3
Met Segment - Total Shipments	16.4	17.8

Costs per ton[1]	Low	High
Met Segment	$110.00	$116.00

In millions (except taxes)	Low	High
SG&A2	$60	$66
Idle Operations Expense	$25	$33
Net Cash Interest Income	$10	$14
DD&A	$160	$180
Capital Expenditures	$210	$240
Capital Contributions to Equity Affiliates[3]	$32	$42
Tax Rate	5%	10%
Notes:
1.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
2.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
3.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Definitive Earnings Announcement and Conference Call

The company plans to announce its definitive third quarter 2024 financial results before the market opens on Friday, November 1, 2024. The company also expects to hold a conference call regarding its third quarter 2024 results on November 1, 2024, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

Note About Preliminary Results

The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial results presented herein, and such differences could be material. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved for any future period. This preliminary financial information could be impacted by the effects of the Company’s financial closing procedures, final adjustments, and other developments.
About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha's filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measure “non-GAAP coal revenues.” We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

(In thousands, except for per ton data)	Three Months Ended September 30, 2024
Coal revenues - Met	$669,783
Less: Freight and handling fulfillment revenues	(119,093)
Non-GAAP Coal revenues - Met	$550,690
Tons sold - Met	4,148
Non-GAAP Coal sales realization per ton - Met	$132.76

	Three Months Ended September 30, 2024
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,864	$241,027	$129.31	48%
Domestic	910	145,922	$160.35	23%
Export - Australian indexed	1,126	144,810	$128.61	29%
Total Met segment - met coal	3,900	531,759	$136.35	100%
Met segment - thermal coal	248	18,931	$76.33
Non-GAAP Coal revenues	4,148	550,690	$132.76
Add: Freight and handling fulfillment revenues	—	119,093
Coal revenues	4,148	$669,783